UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

_____________________

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): March 20, 2007

Savient Pharmaceuticals, Inc.

(Exact Name of Registrant as Specified in its Charter)

DE	0-15313	13-3033811
(State or other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

One Tower Center East Brunswick, NJ	08816
(Address of Principal Executive Offices)	(Zip Code)

Registrant's telephone number, including area code: (732) 418-9300

(Former name or former address, if changed from last report)

_____________________

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement

Savient Pharmaceuticals, Inc. (the "Company") entered into a commercial supply agreement with Bio-Technology General (Israel) Ltd. ("BTG-Israel") on March 20, 2007 to serve as the initial primary bulk active pharmaceutical ingredient, or API, manufacturer of Krystexxa™ (pegloticase), formerly referred to as Puricase®, as well as to provide regulatory support with respect to the biologics licensing application ("BLA") filing for the approval of Krystexxa. Pursuant to the BTG-Israel commercial supply agreement, the Company has agreed to certain minimum purchase obligations, the cost of which may decrease depending on its purchase requirements. The commercial supply agreement with BTG-Israel may not be terminated by either party until 2018. Beginning in 2015, either party may terminate the agreement with three years advance notice.

The Company entered into an exclusive supply agreement with NOF Corporation ("NOF") on May 3, 2007. Pursuant to the agreement, NOF will supply the Company with polyethylene glycol ("PEG"), an ingredient in Krystexxa. Pursuant to the terms of the agreement with NOF, the Company has agreed to make future minimum purchases of PEG. The agreement with NOF has an initial term ending in May 2017. It may be terminated for convenience by either party with two years prior notice, or for breach or insolvency. If either party terminates this agreement in specified circumstances, the Company may require NOF to continue to supply PEG to it for four years following notice of termination.

Item 9.01 Financial Statements and Exhibits
d) Exhibits See Exhibit Index attached hereto.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Savient Pharmaceuticals, Inc. (Registrant)

Date: February 10, 2009	By:	/s/ Philip K. Yachmetz
SVP, General Counsel

EXHIBIT INDEX

Exhibit No.	Description

10.1†	Commercial Supply Agreement between Savient Pharmaceuticals Inc. and Bio-Technology General (Israel) Ltd., dated March 20, 2007.

10.2†	Supply Agreement between Savient Pharmaceuticals, Inc. and NOF Corporation, dated May 23, 2007.

† Confidential treatment requested as to certain portions, which portions are omitted and filed separately with the Commission.